Exhibit 10.1

COINSTAR, INC.

2011 INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Coinstar, Inc. (the “Company”) hereby grants to you an Option (the “Option”) to purchase shares of the Company’s Common Stock under the Company’s 2011 Incentive Plan (the “Plan”). The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”) and in the Stock Option Agreement and the Plan, which are incorporated into this Grant Notice in their entirety.

Participant:

Grant Date:

Vesting Commencement Date:

Number of Shares Subject to Option (the “Shares”):

Exercise Price (per Share):

Option Expiration Date:		(subject to earlier termination in accordance with
the terms of the Plan and the Stock Option Agreement)

Type of Option:	☐ Incentive Stock Option*	☐ Nonqualified Stock Option

Vesting and Exercisability Schedule:

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, this Grant Notice, the Stock Option Agreement and the Plan. You further acknowledge that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

COINSTAR, INC.	PARTICIPANT

By:	[Name]
Title:

Attachments:

1. Stock Option Agreement

*	See Sections 3 and 4 of the Stock Option Agreement.

COINSTAR, INC.

2011 INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement, Coinstar, Inc. has granted you an Option under its 2011 Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of the Option are as follows:

1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon your Termination of Service and the unvested portion of the Option will terminate.

2. Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3. Incentive Stock Option Qualification. If so designated in your Grant Notice, all or a portion of the Option is intended to qualify as an Incentive Stock Option under federal income tax law, but the Company does not represent or guarantee that the Option qualifies as such.

If the Option has been designated as an Incentive Stock Option and the aggregate Fair Market Value (determined as of the grant date) of the shares of Common Stock subject to the portions of the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonqualified Stock Option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for Incentive Stock Options. A portion of the Option may be treated as a Nonqualified Stock Option if certain events cause exercisability of the Option to accelerate.

4. Notice of Disqualifying Disposition. To the extent the Option has been designated as an Incentive Stock Option, to obtain certain tax benefits afforded to Incentive Stock Options, you must hold the Shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise. By accepting the Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

5. Alternative Minimum Tax. You may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option.

6. Independent Tax Advice. You should obtain tax advice independent from the Company when exercising the Option and prior to the disposition of the Shares.

7. Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by wire transfer or check acceptable to the Company; (c) for Nonqualified Stock Options, by having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option; (d) if permitted by the Committee, by tendering already owned shares of Common Stock; (e) if the Common Stock is registered under the Exchange Act and to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required; or (f) by any other method permitted by the Committee.

8. Treatment Upon Termination of Service. The unvested portion of the Option will terminate automatically and without further notice immediately upon your Termination of Service. You may exercise the vested portion of the Option as follows:

(a) General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Termination of Service and (ii) the Option Expiration Date;

(b) Retirement or Disability. If your employment or service relationship terminates due to Retirement or Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date.

(c) Death. If your employment or service relationship terminates due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date. If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date; and

(d) Cause. The vested portion of the Option will automatically expire at the time the Company first notifies you of your Termination of Service for Cause, unless the

Committee determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Committee.

The Option must be exercised within three months after termination of employment for reasons other than death or disability and one year after termination of employment due to disability to qualify for the beneficial tax treatment afforded Incentive Stock Options. For purposes of the preceding, “disability” has the meaning attributed to that term for purposes of Section 422 of the Code.

It is your responsibility to be aware of the date the Option terminates.

9. Effect of a Change of Control. In the event of a Change of Control that is a Company Transaction in which the Option is converted, assumed for or replaced by the Successor Company, the Option shall automatically become [fully vested and exercisable in the event your employment or service relationship with the Successor Company should terminate (a) in connection with the Company Transaction or (b) subsequently within two (2) years following such Company Transaction][vested and exercisable with respect to 50% of the unvested portion of the Option in the event your employment or service relationship with the Successor Company should terminate (a) in connection with the Company Transaction or (b) subsequently within one (1) year following such Company Transaction], unless such employment or service relationship is terminated by the Successor Company for Cause or by you voluntarily without Good Reason (as defined below).

“Good Reason” means the occurrence of any of the following events or conditions and the failure of the Successor Company to cure such event or condition within 30 days after receipt of written notice from you:

(a) a change in your status, position or responsibilities (including reporting responsibilities) that, in your reasonable judgment, represents a substantial reduction in your status, position or responsibilities as in effect immediately prior thereto; the assignment to you of any duties or responsibilities that, in your reasonable judgment, are materially inconsistent with such status, title, position or responsibilities; or any removal from or failure to reappoint or reelect you to any of such positions, except in connection with the termination of your employment or service relationship for Cause, as a result of your Disability or death, or by you other than for Good Reason;

(b) a reduction in your annual base salary;

(c) the Successor Company’s requiring you (without your consent) to be based at any place outside a 50-mile radius of your place of employment prior to the Company Transaction, except for reasonably required travel on the Successor Company’s business that is not materially greater than such travel requirements prior to the Company Transaction;

(d) the Successor Company’s failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which you were participating at the time of the Company Transaction, including, but not limited to, the Plan, or (ii) provide you with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Company Transaction;

(e) any material breach by the Successor Company of its obligations to you under the Plan or any substantially equivalent plan of the Successor Company; or

(f) any purported termination of your employment or service relationship for Cause by the Successor Company that is not in accordance with the definition of Cause under the Plan.

10. Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Committee.

11. Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

12. Option Not an Employment or Service Contract. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other service relationship at any time, with or without Cause.

13. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of your Termination of Service or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

14. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

15. Section 409A. Notwithstanding any provision in the Plan or this Agreement to the contrary, the Committee may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A; provided, however, that the Company makes no representations that the Option shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Option.